Exhibit (a)(1)

FUNDAMENTAL CHANGE PURCHASE RIGHT NOTICE, NOTICE OF RIGHT TO CONVERT AND NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND OFFER TO PURCHASE TO HOLDERS OF 1.50% CONVERTIBLE SENIOR NOTES DUE 2018

ISSUED BY

AUXILIUM PHARMACEUTICALS, INC.

CUSIP NUMBER: 05334D AA5

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of January 30, 2013 (the “Base Indenture”), between Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 30, 2013 (the “First Supplemental Indenture”), between the Company and the Trustee and the Second Supplemental Indenture, dated as of January 29, 2015, among the Company, Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo”), and the Trustee (the “Second Supplemental Indenture,” and the Base Indenture together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), relating to the Company’s 1.50% Convertible Senior Notes due 2018 (the “Notes”) that each holder (each, a “Holder”) of the Notes has the right (the “Fundamental Change Purchase Right”), subject to certain conditions, at the Holder’s option, to require the Company to purchase for cash all of such Holder’s Notes, or any portion of the principal thereof that is equal to $1,000 principal amount or an integral multiple of $1,000 principal amount, on March 5, 2015 (the “Fundamental Change Purchase Date”). The Company will purchase such Notes at a repurchase price (the “Fundamental Change Purchase Price”) equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The amount payable on the Notes, including accrued and unpaid interest, will be $1,002.08 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

Holders may exercise their Fundamental Change Purchase Right by (i) delivering to Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”), a duly completed notice (the “Fundamental Change Purchase Notice”), if the Notes are Physical Notes, or in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”), if the Notes are Global Notes, in each case, prior to 5:00 p.m., New York City time, on March 4, 2015 (the “Fundamental Change Expiration Date”) and (ii) delivering the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after the delivery of the Fundamental Change Purchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or delivering the Notes by book-entry transfer, if the Notes are Global Notes, in compliance with the Applicable Procedures. The Trustee has informed the Company that, as of the date hereof, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Purchase Notice and surrender your Notes for repurchase.

Any Holder may withdraw, in whole or in part, its submission of a Fundamental Change Purchase Notice by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. The Fundamental Change Purchase Price for any Notes that are validly surrendered and not validly withdrawn will be paid by the Paying Agent, pursuant to Section 10.03(a) of the First Supplemental Indenture, promptly on the later of the Fundamental Change Purchase Date and the time of book-entry transfer or the delivery of such Notes to the Paying Agent. The Fundamental Change Purchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Fundamental Change Purchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Purchase (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of November 17, 2014, (the “Merger Agreement”), by and among the Company, Endo, Endo U.S. Inc. , a Delaware corporation (“HoldCo”), and Avalon Merger Sub Inc., a Delaware corporation (“Merger Sub”), on January 29, 2015, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation as an indirect wholly owned subsidiary of Endo (the “Merger”).

At the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares owned by Endo, Merger Sub or any other direct or indirect wholly owned subsidiary of Endo, and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, (ii) shares that were owned by stockholders who had perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Laws of the State of Delaware and (iii) shares of restricted stock of the Company) were converted into the right to receive, at the stockholder’s election, either: (x) a combination of $16.625 in cash and 0.2440 ordinary shares of $0.0001 each of Endo (“Endo Shares”) (the “Standard Election Consideration”), (y) $33.25 in cash (the “Cash Election Consideration”) or (z) 0.4880 Endo Shares (the “Stock Election Consideration” and, together with the Standard Election Consideration and the Cash Election Consideration, the “Merger Consideration”). Both the Cash Election Consideration and the Stock Election Consideration were subject to proration and adjustment procedures as set forth in the Merger Agreement. The closing of the Merger also resulted in the Company Common Stock no longer being traded on the NASDAQ Stock Market after January 29, 2015 (the “Delisting”). As a result of the completion of the Merger and the Delisting, a Fundamental Change (as defined in the Indenture, a “Fundamental Change”) occurred on January 29, 2015, and accordingly, each Holder has the Fundamental Change Purchase Right described herein.

Alternative to the Fundamental Change Purchase Right:

You May Elect to Convert Your Notes

The Indenture provides that, as a result of the completion of the Merger and the Delisting, and notwithstanding the Fundamental Change Purchase Right, the Holders of Notes have the right, subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion, at any time from or after the date that is 70 Scheduled Trading Days prior to the anticipated effective date of the transaction, until the Fundamental Change Purchase Date (such period, the “Conversion Period”).

In addition, the Holders of Notes have the right, subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion at a Conversion Rate (as defined in the Indenture, the “Conversion Rate”) increased by 1.6991 additional shares of Company Common Stock, as provided in the Indenture, if the relevant Notice of Conversion (as defined below) is received by Wells Fargo Bank, National Association, as conversion agent (the “Conversion Agent”) at any time from and including January 29, 2015, the date on which the Make-Whole Fundamental Change occurred, until March 4, 2015, the Business Day immediately prior to the Fundamental Change Purchase Date (such period, the “Make-Whole Conversion Period”). If you would like to convert your Notes, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent, in compliance with the Applicable Procedures, prior to the end of the Conversion Period. See “Section 2.3—Conversion Rights of the Holders” for further information on how to deliver Notes for conversion. You may not convert any Notes with respect to which you have already delivered a Fundamental Change Purchase Notice unless you have validly withdrawn such Fundamental Change Purchase Notice in accordance with the procedures described in this Notice. Notes properly surrendered for conversion may not be withdrawn.

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company, Endo and the Trustee entered into the Second Supplemental Indenture providing that, following the Merger, each Holder’s right to convert each $1,000 principal amount of Notes into cash and/or shares of Company Common Stock is changed into a right to convert such principal amount of Notes into cash and/or any such stock, other securities or other property or assets that a holder of Company Common Stock would have been entitled to receive upon consummation of the Merger, based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Standard Election Consideration, Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $9.88 in cash and 0.3430 Endo Shares. As a result, you will be entitled to receive $425.61 in cash and 14.7745 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period but during the Conversion Period. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Notes are converted during the Make-Whole Conversion Period or the Conversion Period, and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Purchase Right. The right of Holders to convert their Notes is separate from the Fundamental Change Purchase Right.

Based on the right to convert your Notes into $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered during the Conversion Period and the last reported sales price of Endo Shares of $80.62 per share as of February 2, 2015, the value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially less than the value that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, Endo or HoldCo or any of their respective boards of directors, employees, advisors, or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Notes or convert their Notes.

This Notice constitutes the notice of the execution of a supplemental indenture relating to a Holder’s right to convert a Note into cash and/or units of Reference Property required to be delivered pursuant to Section 9.07(b) of the First Supplemental Indenture. This Notice also constitutes a “Fundamental Change Company Notice” required to be delivered pursuant to Section 10.01(c) of the First Supplemental Indenture with respect to the closing of the Merger and the Delisting.

The Paying Agent and Conversion Agent is:

Wells Fargo Bank, National Association

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:
Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, National Association 12th Floor – Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479

Or
By Facsimile Transmission: ((For Eligible Institutions only): Fax: (612) 667-6282 Attn: Bondholder Communications

Phone Number: (800) 344-5128

Additional copies of this Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Notice is February 3, 2015.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy, or the solicitation of an offer to sell, Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, Endo, HoldCo or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right (the “Fundamental Change Purchase Right”) of each holder (each, a “Holder”) of the 1.50% Convertible Senior Notes due 2018 (the “Notes”) to require the Company (as defined below) to purchase for cash all of such Holder’s Notes, or any portion of the principal thereof that is equal to $1,000 principal amount or an integral multiple of $1,000 principal amount, subject to the terms and conditions of the Indenture (as defined below), the Notes and this Fundamental Change Purchase Right Notice, Notice of Right to Convert and Notice of Entry into Supplemental Indenture and Offer to Purchase (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Purchase Right fully and for a more complete description of the terms of the Fundamental Change Purchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete and the remainder of this Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary. Unless stated to the contrary or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in this Notice include Auxilium Pharmaceuticals, Inc.

Who is offering to repurchase my Notes?

Auxilium Pharmaceuticals, Inc., a Delaware corporation (“Auxilium” or the “Company”), is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences, and, following the completion of the Merger (as defined below), became an indirect wholly owned subsidiary of Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo”), a global specialty healthcare company focused on improving the lives of patients while creating shareholder value. Pursuant to the Second Supplemental Indenture, Endo has expressly assumed, jointly and severally with the Company, liability for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Notes issued under the Indenture, (b) the due and punctual delivery of Endo Shares and/or cash upon conversion of the Notes upon the exercise by a Holder of the conversion rights under the First Supplemental Indenture and (c) the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company. (See Pages 15 and 22)

Why is the Company offering to repurchase my Notes?

Pursuant to the terms of the Indenture and the Notes, upon a Fundamental Change (as defined in the Indenture, a “Fundamental Change”), each Holder of the Notes may require us to purchase some or all of its Notes at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (as defined below) (the “Fundamental Change Purchase Price”). Pursuant to the Agreement and Plan of Merger, dated as of November 17, 2014 (the “Merger Agreement”), among the Company, Endo, Endo U.S. Inc., a Delaware corporation (“HoldCo”), and Avalon Merger Sub Inc., a Delaware corporation (“Merger Sub”), on January 29, 2015, Merger Sub merged with and into the Company with the Company remaining as the surviving entity and a wholly owned subsidiary of Endo (the “Merger”). The closing of the Merger resulted in the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) no longer being traded on the NASDAQ Stock Market (“NASDAQ”) after January 29, 2015 (the “Delisting”). As a result of each of the completion of the Merger and the Delisting, a Fundamental Change occurred on January 29, 2015, and accordingly, each Holder has the Fundamental Change Purchase Right described herein. (See Page 17)

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion thereof that is an integral multiple of $1,000 principal amount, validly surrendered pursuant to the Fundamental Change Purchase Right, at the option of the Holder, and not validly withdrawn. As of February 2, 2015, there was $350,000,000 in aggregate principal amount of Notes outstanding. The Notes were issued under the Indenture, dated as of January 30, 2013 (the “Base Indenture”), between the Company, and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 30, 2013 (the “First Supplemental Indenture”), between the Company and the Trustee and the Second Supplemental Indenture, dated as of January 29, 2015, among the Company, Endo, and the Trustee (the “Second Supplemental Indenture,” and the Base Indenture together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). (See Page 17)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Purchase Price, which is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, March 5, 2015, (the “Fundamental Change Purchase Date”). The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the value of the cash and ordinary shares of $0.0001 each of Endo (“Endo Shares”) into which the Notes are convertible. The Fundamental Change Purchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Purchase Date will be paid to the Holders surrendering the Notes for repurchase on the Fundamental Change Purchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Purchase Price equal to $2.08 per $1,000 principal amount of the Notes surrendered for repurchase. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be $1,002.08 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn. (See Page 17)

How will the Company fund repurchases of Notes if any are surrendered for repurchase pursuant to the Fundamental Change Purchase Right?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Purchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $350,729,166.67. The Company expects to fund any repurchases from available cash on hand and/or funds made available by Endo. Endo Limited, Endo Finance LLC and Endo Finco Inc. (the “Endo Issuers”) recently issued $1.2 billion of its 6.000% Senior Notes due 2025 (the “Senior Notes”) pursuant to the Indenture, dated January 27, 2015 (the “Endo Senior Notes Indenture”), among Endo Limited, Endo Finance LLC, Endo Finco Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee. Endo and/or one or more of its subsidiaries will provide the Company with the necessary funds to fund any repurchases of Notes pursuant to the Fundamental Change Purchase Right (in lieu of the conversion right described herein) through borrowings under the Incremental Term Loan B Credit Facility, funds from the issuance of the Senior Notes and/or cash on hand.

The repurchase of Notes, if any, pursuant to the Fundamental Change Purchase Right is not conditioned upon obtaining any financing or the funding thereof. (See Pages 26–27)

How can I determine the market value of the Notes?

As a result of the Merger, shares of Company Common Stock are no longer being traded on NASDAQ. Accordingly, Notes are no longer convertible into shares of Company Common Stock, and instead are convertible into the weighted average of the cash and Endo Shares received by the holders of Company Common Stock that affirmatively made an election to receive either (i) a combination of $16.625 in cash and 0.2440 Endo Shares (the “Standard Election Consideration”), (ii) $33.25 in cash (the “Cash Election Consideration”) or (iii) 0.4880 Endo Shares (the “Stock Election Consideration”). As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $9.88 in cash and 0.3430 Endo Shares (a “unit of Reference Property”). As a result, each Holder will be entitled to receive $425.61 in cash and 14.7745 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period but during the Conversion Period (as defined below), in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

Endo Shares, into which the Notes are convertible in part, are listed on NASDAQ under the symbol “ENDP.” On February 2, 2015, the last reported sales price of Endo Shares on NASDAQ was $80.62 per share. Based on the right to convert your Notes into $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered during the Conversion Period and the last reported sales price of Endo Shares of $80.62 per share as of February 2, 2015, the value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially less than the value that you would receive if you converted your Notes during the Conversion Period.

As of January 30, 2015, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,599.90 per $1,000 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price and implied volatility of Endo Shares and the market for similar Notes. You are urged to obtain current market information for the Notes, to the extent available, and Endo Shares before making any decision with respect to the Fundamental Change Purchase Right. (See Pages 21)

Are my Notes currently convertible?

Yes. As a result of the completion of the Merger and the Delisting, Holders of Notes currently have the right, subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion, at any time until March 5, 2015 (such period, the “Conversion Period”), at the applicable Conversion Rate (as defined in the Indenture, the “Conversion Rate”) under the Indenture.

In addition, the Holders of Notes have the right, subject to certain conditions, at such

Holder’s option, to surrender the Notes for conversion at a Conversion Rate increased by 1.6991 additional shares of Company Common Stock, as provided in the Indenture, if the relevant Notice of Conversion (as defined below) is received by Wells Fargo Bank, National Association, as conversion agent (the “Conversion Agent”) at any time from and including January 29, 2015, the date on which the Make-Whole Fundamental Change occurred, until March 4, 2015 (such period, the “Make-Whole Conversion Period”).

If you do not exercise your Fundamental Change Purchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes. If you deliver a duly completed notice (the “Fundamental Change Purchase Notice”) to Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”), you may not surrender such Notes for conversion unless you validly withdraw such Fundamental Change Purchase Notice prior to March 4, 2015 (the “Fundamental Change Expiration Date”). If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Purchase Right. (See Pages 18–20)

What consideration will I receive if I convert my Notes during the Make-Whole Conversion Period or the Conversion Period?

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company, Endo and the Trustee entered into the Second Supplemental Indenture providing that, following the Merger, each $1,000 principal amount of Notes are convertible into the cash and/or any such stock, other securities or other property or assets that a holder of Company Common Stock would have been entitled to receive upon consummation of the Merger, based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Standard Election Consideration, Cash Election Consideration or Stock Election Consideration.

As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $9.88 in cash and 0.3430 Endo Shares. As a result, you will be entitled to receive $425.61 in cash and 14.7745 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period but during the Conversion Period, in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Notes are converted during the Make-Whole Conversion Period or the Conversion Period, and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Purchase Right.

Under the terms of the Indenture, the Company has the right to settle any conversions of Notes in the form of units of Reference Property, cash or a combination of cash and units of Reference Property. The Company has elected to settle conversions of Notes solely in the form of units of Reference Property. (See Pages 18–20)

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Purchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Date. If you do not exercise your Fundamental Change Purchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Purchase Right. (See Pages 18–20)

What does the Board of Directors of the Company think of the Fundamental Change Purchase Right and the conversion rights?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Purchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Purchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Purchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based solely on the requirements of the Indenture and the Notes. (See Page 18)

When does the Fundamental Change Purchase Right expire?

The Fundamental Change Purchase Right expires at 5:00 p.m., New York City time, on March 4, 2015, the Fundamental Change Expiration Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. (See Page 17)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See Page 17)

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Purchase Right, you must (i) deliver to the Paying Agent the Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date and (ii) deliver the Notes by book-entry transfer, in each case, in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”).

Holders whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Purchase Right and instruct such nominee to deliver a Fundamental Change Purchase Notice and surrender the Notes on such Holder’s behalf in compliance with the Applicable Procedures on or before 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

Holders who are DTC participants should deliver the Fundamental Change Purchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely submission of the Fundamental Change Purchase Notice. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, after which time you will not be able to exercise the Fundamental Change Purchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Purchase Notice to the Paying Agent in compliance with the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Purchase Right set forth in this Notice. (See Pages 23–25)

If I surrender my Notes for repurchase, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Purchase Right. We will promptly deposit with the Paying Agent on or prior to 11:00 a.m., New York City time, on March 5, 2015, the Fundamental Change Purchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Purchase Price, and the Paying Agent will promptly, after the later of the Fundamental Change Purchase Date and the time of the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Page 26)

Can I withdraw previously surrendered Notes?

Yes. To withdraw Notes previously surrendered for repurchase, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. (See Pages 25–26)

If I choose to surrender any of my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes, or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender Notes in a principal amount of $1,000 or an integral multiple thereof. (See Page 17)

If I want to convert my Notes during the Conversion Period, what should I do?

If you want to convert your Notes during the Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the Applicable Procedures prior to the end of the Make-Whole Conversion Period or the Conversion Period, as applicable. (See Pages 18–20)

If I have already elected to exercise my Fundamental Change Purchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. You bear the risk for untimely withdrawal of a Fundamental Change Purchase Notice. Notes properly surrendered for conversion may not be withdrawn. (See Page 19)

Do I need to do anything if I do not wish to exercise the Fundamental Change Purchase Right?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding and will continue to be subject to the terms of the Indenture and the Notes. (See Page 23)

If I do not surrender my Notes for conversion during the Conversion Period, will I continue to be able to exercise my conversion rights in the future?

Yes. If you do not convert your Notes during the Conversion Period or do not deliver a Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Date, you will continue to have the right to convert each $1,000 principal amount of Notes into the cash and/or any such stock, other securities or other property or assets that a holder of Company Common Stock would have been entitled to receive upon consummation of the Merger, based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Standard Election Consideration, Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $9.88 in cash and 0.3430 Endo Shares. However, Holders that convert their Notes after the end of the Make-Whole Conversion Period may not be entitled to a make-whole premium (or may be entitled to a lesser make-whole premium) in connection with such conversion, and as a result, may be entitled to a less favorable Conversion Rate and less cash and stock consideration. (See Pages 19–20)

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Purchase Right or cash and/or Endo Shares pursuant to exercise of the conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Purchase Right or conversion rights, see “Material U.S. Federal Income Tax Considerations.” (See Pages 28–32)

Who is the Paying Agent and the Conversion Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is also serving as the Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Purchase Right and conversion rights. Its address, telephone, and fax numbers are set forth on the front cover of this Notice.

Whom can I contact if I have questions about the Fundamental Change Purchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Purchase Right or the conversion of the Notes may be directed to the Paying Agent and the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisors.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of February 3, 2015. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 3, 2015. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE PURCHASE RIGHT AND CONVERSION RIGHTS

1. Information Concerning the Company and Endo.

1.1 The Company. Auxilium Pharmaceuticals, Inc., a Delaware corporation, is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specialist audiences.

Following the Merger, the Company became an indirect wholly owned subsidiary of Endo. The Company’s principal executive offices are located at 640 Lee Road, Chesterbrook, Pennsylvania 19087 and its telephone number at that location is (484) 321-5900.

1.2 Endo. Endo is a public limited company incorporated under the laws of Ireland. Endo is a global specialty healthcare company focused on improving the lives of patients while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded pharmaceutical, generic pharmaceutical, over the counter medications and medical device products through its operating companies.

Endo Shares are listed on NASDAQ under the symbol “ENDP” and on the Toronto Stock Exchange (the “TSX”) under the symbol “ENL.”

For more information about Endo, please visit Endo’s Internet website at www.endo.com. Endo’s Internet website address is provided as an inactive textual reference only. The information contained on Endo’s Internet website is not incorporated into, and does not form a part of, this Notice or any other report or document on file with or furnished to the SEC.

1.3 The Merger Agreement. Pursuant to the Merger Agreement, among the Company, Endo, HoldCo and Merger Sub, on January 29, 2015, Merger Sub merged with and into the Company with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Endo. At the effective time of the Merger, each share of Company Common Stock, was converted into the right to receive, at the stockholder’s election, either: the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration. Both the Cash Election Consideration and the Stock Election Consideration were subject to proration and adjustment procedures as set forth in the Merger Agreement. The closing of the Merger also resulted in the Company Common Stock no longer being listed on NASDAQ. As a result of the completion of the Merger and the Delisting, a Fundamental Change occurred on January 29, 2015, and accordingly, each Holder has the Fundamental Change Purchase Right described herein. In addition, as a result of the Merger and the Delisting, each Holder also has the conversion rights as described herein.

Pursuant to Section 9.07(a) of the First Supplemental Indenture, at or prior to the consummation of the Merger, the Company and the Trustee were required to execute a supplemental indenture to change each Holder’s right to convert each $1,000 principal amount of Notes into cash and/or shares of Company Common Stock into a right to convert such principal amount of Notes into cash and/or any such stock, other securities or other property or assets that a Holder of Company Common Stock would have been entitled to receive upon consummation of the Merger based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Standard Election Consideration, Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $9.88 in cash and 0.3430 Endo Shares. As a result, Holders will be entitled to receive $425.61 in cash and 14.7745 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period but during the Conversion Period, in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. For an explanation of the Make-Whole Conversion Period, see “Summary Term Sheet—“Are my Notes currently convertible?”

2. Information Concerning the Notes. On January 30, 2013, the Notes were issued under the First Supplemental Indenture. Cash interest accrues on the Notes at the rate of 1.50% per annum on the principal amount and is payable semi-annually on January 15 and July 15 of each year, to the person in whose name a Note is registered at the close of business on the preceding January 1 or July 1, as the case may be. The Notes mature on July 15, 2018. As of February 2, 2015, there was approximately $350,000,000 aggregate principal amount of the Notes outstanding.

2.1 The Company’s Obligation to Repurchase the Notes. Each of the completion of the Merger and the Delisting constitutes a Fundamental Change pursuant to the terms of the Notes and the Indenture. In the event of a Fundamental Change at any time prior to the maturity of the Notes, the Indenture obligates the Company to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Purchase Right will expire at 5:00 p.m., New York City time, on March 4, 2015, the Fundamental Change Expiration Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. There are no financing conditions in connection with the Company’s obligation to consummate the Fundamental Change Purchase Right. Holders may exercise their Fundamental Change Purchase Right by (i) delivering to the Paying Agent the Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date and (ii) delivering the Notes by book-entry transfer, in each case, in compliance with the Applicable Procedures. The Trustee has informed the Company that, as of the date hereof, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Purchase Notice and surrender your Notes for repurchase.

2.2 Fundamental Change Purchase Price. Pursuant to terms of the Indenture and the Notes, the Fundamental Change Purchase Price to be paid by the Company for the Notes on the Fundamental Change Purchase Date is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The Fundamental Change Purchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Purchase Date will be paid to the Holders surrendering Notes for repurchase on the Fundamental Change Purchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Purchase Price equal to $2.08 per $1,000.00 principal amount of the Notes. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be $1,002.08 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn. We will pay the Fundamental Change Purchase Price in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Notes will be accepted for repurchase only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Purchase Price to the Holder of such Notes.

The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or the value of the cash and Endo Shares into which the Notes are convertible. Thus, the Fundamental Change Purchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Purchase Date. You are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and Endo Shares before making a decision whether to surrender your Notes for repurchase.

None of the Company, Endo, HoldCo or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3 Conversion Rights of the Holders. As a result of the completion of the Merger and the Delisting, notwithstanding the Fundamental Change Purchase Right, the Notes are convertible, at the option of the Holder, at any time until 5:00 p.m., New York City time, on March 5, 2015. Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company, Endo, and the Trustee entered into the Second Supplemental Indenture providing that, following the Merger, each Holder’s right to convert each $1,000 principal amount of Notes into cash and/or shares of Company Common Stock is changed into a right to convert such principal amount of Notes into the cash and/or any such stock, other securities or other property or assets that a holder of Company Common Stock would have been entitled to receive upon consummation of the Merger, based on the weighted average of the types and amounts of consideration received by holders of Company Common Stock that affirmatively made an election to receive the Standard Election Consideration, Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $9.88 in cash and 0.3430 Endo Shares. As a result, you will be entitled to receive $425.61 in cash and 14.7745 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period but during the Conversion Period, in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. For an explanation of the Make-Whole Conversion Period, see “Summary Term Sheet—“Are my Notes currently convertible?”

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of Notes and any accrued and unpaid interest thereon.

If you want to convert your Notes during the Make-Whole Conversion Period or the Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the Applicable Procedures prior to the end of the Make-Whole Conversion Period or the Conversion Period, as applicable.

Timely delivery of the appropriate instruction form and the Notes in compliance with the Applicable Procedures is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If you exercise your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk for untimely withdrawal of a Fundamental Change Purchase Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Purchase Right may surrender their Notes for conversion into the weighted average of the cash and Endo Shares received by the holders of Company Common Stock that affirmatively made an election to receive the Standard Election Consideration, Cash Election Consideration or Stock Election Consideration. As a result of elections affirmatively made by the holders of Company Common Stock in connection with the Merger, the weighted average consideration attributable to one share of Company Common Stock consists of $9.88 in cash and 0.3430 Endo Shares. As a result, each Holder will be entitled to receive $425.61 in cash and 14.7745 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, and $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion and not validly withdrawn after the Make-Whole Conversion Period but during the Conversion Period, in each case, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. Holders who do not convert their Notes during the Conversion Period or who do not deliver a Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date will continue to have the right to convert their Notes in accordance with the terms of the Indenture. However, Holders that convert their Notes after the end of the Make-Whole Conversion Period may not be entitled to a make-whole premium in connection with such conversion (or may be entitled to a lesser make-whole premium), and as a result, may be entitled to a less favorable Conversion Rate and less cash and stock consideration.

Under the terms of the Indenture, the Company has the right to settle any conversions of Notes in the form of units of Reference Property, cash or a combination of cash and units of Reference Property. The Company has elected to settle conversions of Notes solely in the form of units of Reference Property.

Wells Fargo Bank, National Association is acting as Conversion Agent in connection with the conversion rights described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE PURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

•	Fundamental Change Purchase Right: If you exercise the Fundamental Change Purchase Right and the Notes are repurchased for the Fundamental Change Purchase Price, you will receive $1,000.00 plus a sum equal to accrued but unpaid interest on your Notes to, but excluding, the Fundamental Change Purchase Date, for a total consideration of approximately $1,002.08, assuming a Fundamental Change Purchase Date of March 5, 2015.

•	Conversion During the Make-Whole Conversion Period: If you exercise your conversion rights during the Make-Whole Conversion Period, you will receive $425.61 in cash and 14.7745 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion. On February 2, 2015, the Endo Shares closed at $80.62 per Endo Share, as reported on NASDAQ. Accordingly, on that date the estimated value of the cash and Endo Shares that you would receive in exchange for each $1,000 principal amount of Notes would be $1,616.73.

•	Conversion After the Make-Whole Conversion Period But During the Conversion Period: If you exercise your conversion rights after the Make-Whole Conversion Period but during the Conversion Period, you will receive $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion. On February 2, 2015, the Endo Shares closed at $80.62 per Endo Share, as reported on NASDAQ. Accordingly, on that date the estimated value of the cash and Endo Shares that you would receive in exchange for each $1,000 principal amount of Notes would be $1,552.97.

The right of Holders to convert their Notes is separate from the Fundamental Change Purchase Right. Based on the right to convert your Notes into $408.83 in cash and 14.1918 Endo Shares per $1,000 aggregate principal amount of Notes validly surrendered during the Conversion Period and the last reported sales price of Endo Shares of $80.62 per share as of February 2, 2015, the value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially less than the value that you would receive if you converted your Notes during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company, Endo, HoldCo or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4 Market for the Notes and Endo Shares. There currently is a limited or no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of Endo Shares and the market for similar Notes. Following the expiration of the Fundamental Change Purchase Right and the Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Purchase Right. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Purchase Right and the Conversion Period. The extent of the public market for the Notes following expiration of the Fundamental Change Purchase Right and the Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of the date of this Notice, all of the Notes are held in global form through DTC. As of February 2, 2015, there was $350,000,000 aggregate principal amount of Notes outstanding. As of January 30, 2015, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,599.90 per $1,000 principal amount.

Endo Shares, into which the Notes are convertible in part, are listed on NASDAQ under the symbol “ENDP” and on the TSX under the symbol “ENL.” The following table shows, for the periods indicated, the high and low sales prices of Endo Shares, as reported on NASDAQ.

	Price Per Share of Company Common Stock
	High($)	Low ($)
Fiscal year ended December 31, 2013
First Quarter	$33.32	$25.01
Second Quarter	39.82	30.39
Third Quarter	46.09	36.17
Fourth Quarter	67.63	43.12
Fiscal year ended December 31, 2014
First Quarter	$82.16	$63.65
Second Quarter	75.69	53.62
Third Quarter	71.49	61.13
Fourth Quarter	75.20	57.14
Fiscal year ending December 31, 2015
First Quarter (through February 2, 2015)	$82.88	$70.62

On February 2, 2015, the last reported sales price of Endo Shares, as reported on NASDAQ, was $80.62 per share. As of February 2, 2015, there were 172,709,153 Endo Shares outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and Endo Shares before making any decision whether to exercise or refrain from exercising the Fundamental Change Purchase Right or to surrender your Notes for conversion.

2.5 Interest. The Notes that remain outstanding after consummation of the Fundamental Change Purchase Right will continue to accrue interest until July 15, 2018 (the “Maturity Date”), or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. Interest on outstanding Notes is paid semi-annually in arrears on January 15 and July 15 of each year to record Holders of the Notes as of the preceding January 1 and July 1, respectively, until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 1.50%.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Purchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Purchase Date in an amount equal to the following computation multiplied by each $1,000 of principal amount validly surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (January 15, 2015) to, but excluding, the Fundamental Change Purchase Date, divided by 360. The Company estimates that the accrued interest payable on any Notes that are validly surrendered for repurchase and not validly withdrawn will be approximately $2.08 per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Purchase Date of March 5, 2015. Holders converting the Notes will not receive a cash payment for accrued and unpaid interest. See “Section 2.3—Conversion Rights of the Holders” above.

2.6 Fundamental Change and Repurchase Rights. If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Notice, on or prior to the Maturity Date at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date, plus accrued and unpaid interest to, but excluding, such repurchase date, provided that if such repurchase date falls after January 1 or July 1 (each a “Record Date”), and on or prior to the corresponding January 15 and July 15 (each an “Interest Payment Date”), the Company will pay the full amount of the accrued and unpaid interest payable on such Interest Payment Date on the repurchase date to the Holders of record of the Notes as of the close of business on the applicable Record Date instead of the Holders surrendering the Notes for repurchase on such date.

2.7 Ranking. The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior indebtedness and senior to all of the Company’s subordinate debt. However, the Notes are structurally subordinate to all existing and future liabilities of the Company’s subsidiaries and will be effectively subordinate to the existing and future secured indebtedness of the Company to the extent of the value of the related collateral.

2.8 Endo as Co-Obligor. Pursuant to the Second Supplemental Indenture, Endo, as co-obligor, has expressly assumed, jointly and severally with the Company, liability for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Notes issued under the Indenture, (b) the due and punctual delivery of Endo Shares and/or cash upon conversion of the Notes upon the exercise by a Holder of the conversion rights under the First Supplemental Indenture and (c) the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. In order to receive the Fundamental Change Purchase Price for their Notes, Holders must deliver the Fundamental Change Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date and deliver the Notes described in the Fundamental Change Purchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Purchase Notice.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or a whole multiple thereof. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Date, those Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, each Fundamental Change Purchase Notice and the Notes described therein shall be delivered via agent’s message that is transmitted through DTC’s ATOP, and delivery via ATOP will satisfy the Holder’s Fundamental Change Purchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of the Fundamental Change Purchase Notice and the Notes described therein through ATOP is the responsibility of the surrendering Holder.

If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to surrender your Notes for repurchase on your behalf in compliance with the Applicable Procedures as set forth below on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

If you are a DTC participant, you may elect to surrender your beneficial interest in the Notes to us by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date; and

•	electronically transmitting your acceptance through ATOP, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Fundamental Change Purchase Right and that such participant has received and agrees to be bound by the terms of the Fundamental Change Purchase Right, including those set forth in Section 3.2 of this Fundamental Change Notice.

Any Fundamental Change Purchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Purchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Purchase Right” below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

3.2 Agreement to be Bound by the Terms of the Fundamental Change Purchase Right. By delivering, or instructing your nominee to deliver, your Fundamental Change Purchase Notice through ATOP, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Purchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Purchase Right;

•	upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective as of the Fundamental Change Purchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Notes described in the Fundamental Change Purchase Notice, (ii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Purchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the Indenture, the Notes and this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Purchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Purchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that all Notes described in any Fundamental Change Purchase Notice that is validly delivered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date will be repurchased at the Fundamental Change Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Purchase Price is less value than they would receive upon converting their Notes during the Conversion Period;

•	payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	any delivered Fundamental Change Purchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Purchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Purchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4. Right of Withdrawal. A Fundamental Change Purchase Notice may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.

In order to withdraw a previously delivered Fundamental Change Purchase Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Purchase Notice and instruct such nominee to withdraw the Fundamental Change Purchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Purchase Right may not be converted unless the Fundamental Change Purchase Notice with respect to such Notes is first validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk of untimely withdrawal of a Fundamental Change Purchase Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5. Payment for Surrendered Notes; Source and Amount of Funds. We will promptly deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Purchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $350,729,166.67, calculated as the sum of (i) $350,000,000, representing 100% of the principal amount of Notes outstanding as of February 2, 2015, plus (ii) $729,166.67, representing accrued and unpaid interest on such Notes up to, but excluding, the Fundamental Change Purchase Date. The Company expects to fund the repurchase of any Notes validly surrendered for repurchase and not validily withdrawn, if any, from a combination of available cash on hand and/or funds made available by Endo and/or one or more of its subsidiaries. The Endo Issuers recently issued $1.2 billion of Senior Notes pursuant to the Endo Senior Notes Indenture. Endo and/or one or more of its subsidiaries will provide the Company with the necessary funds to fund any repurchase of Notes pursuant to the Fundamental Change Purchase Right (in lieu of the conversion right described herein) through funds from the issuance of the Senior Notes and/or cash on hand.

The repurchase of Notes, if any, pursuant to the Fundamental Change Purchase Right is not conditioned upon obtaining any financing or the funding thereof.

On January 27, 2015, the Endo Issuers issued the Senior Notes. The Senior Notes mature on February 1, 2025. The Senior Notes will bear interest at a rate of 6.000% per annum. The Senior Notes are guaranteed on a senior unsecured basis by certain of Endo Limited’s direct and indirect subsidiaries. The Endo Issuers may redeem some or all of the Senior Notes at any time prior to February 1, 2020 at a price equal to 100% of the principal amount of the Senior Notes redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date and a make-whole premium set forth in the Endo Senior Notes Indenture. On or after February 1, 2020, the Endo Issuers may redeem some or all of the Senior Notes at any time at redemption prices set forth in the Endo Senior Notes Indenture, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, prior to February 1, 2018, the Endo Issuers may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds from specified equity offerings at the redemption price set forth in the Senior Notes Indenture plus accrued and unpaid interest to, but not including, the date of redemption. If Endo Limited experiences certain change of control events, the Endo Issuers must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

The Endo Senior Notes Indenture contains covenants that, among other things, restrict Endo Limited’s ability and the ability of certain of its subsidiaries to incur certain additional indebtedness and issue preferred stock; make certain dividends, distributions, investments and other restricted payments; sell certain assets; agree to payment restrictions on Endo Limited’s subsidiaries; create certain liens; enter into transactions with affiliates; designate subsidiaries as unrestricted subsidiaries; and consolidate, merge or sell substantially all of Endo Limited’s assets. These covenants are subject to a number of important exceptions and qualifications, including the fall away or revision of certain of these covenants upon the Senior Notes receiving investment grade credit ratings.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Purchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Following the consummation of the Merger, all of the outstanding shares of Company Common Stock are owned by Endo or its subsidiaries. In addition, the Company Common Stock ceased trading on NASDAQ following the consummation of the Merger, and the Company currently intends to file a Form 15 with the SEC to terminate the registration of the Company Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend its reporting obligations under Section 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around February 10, 2015.

As disclosed by the Company in its Current Report on Form 8-K filed on January 29, 2015, in connection with the consummation of the Merger, the former members of the Company’s Board of Directors were replaced with the individuals listed on Annex A to this Notice.

Except as disclosed in this Notice, the Company, Endo and HoldCo currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers, and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•	none of the Company, Endo or HoldCo or any executive officer, director or affiliate of the Company, Endo or HoldCo or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•	the Company will not repurchase any Notes from such persons; and

•	during the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9. Agreements Involving the Company’s Notes. Based on a reasonable inquiry by the Company, except for the Merger Agreement and as described below and in this Notice, none of the Company, Endo or HoldCo, or any of their respective directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Purchase Right, the Notes or any other securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Fundamental Change Purchase Right, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Notes as described in this Notice.

11. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Purchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Purchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Purchase Price. Any decision to purchase Notes after the Fundamental Change Purchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Purchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

12. Material U.S. Federal Income Tax Considerations.

This disclosure is limited to the U.S. federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of a disposition of a Note as a result of the exercise of either the Fundamental Change Purchase Right or conversion rights. This tax disclosure cannot be used by any Holder for the purpose of avoiding penalties that may be asserted against the Holder under the Internal Revenue Code of 1986, as amended (the “Code”). Holders should seek their own advice based on their particular circumstances from an independent tax adviser.

The following summary describes certain material U.S. federal income tax consequences of the disposition of a Note as a result of the exercise of either the Fundamental Change Purchase Right or conversion rights, and the receipt of cash in exchange for such Note. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to an investor in light of its particular circumstances. In addition, the discussion does not describe any tax consequences arising under the laws of any local, state, or foreign jurisdictions and does not consider any aspects of U.S. federal tax law other than income taxation. The discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to Holders of Notes that may be subject to special tax rules, such as dealers or traders in securities, banks and certain other financial institutions, tax-exempt entities, retirement plans and other tax-deferred accounts, regulated investment companies, insurance companies, hybrid entities, real estate investment trusts, brokers, persons subject to the alternative minimum tax, investors that have elected mark-to-market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities holding Notes, persons holding Notes as a part of an integrated conversion or constructive sale transaction, or as part of a straddle or a synthetic security, or certain U.S. expatriates or former long-term residents of the United States. This summary also does not address tax consequences to U.S. Holders (as defined below) of Notes as a result of the use of a “functional currency” that is not the U.S. dollar. This summary assumes that the Notes are not U.S. real property interests within the meaning of Section 897 of the Code.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding the Notes should consult an independent tax advisor regarding the tax consequences of the receipt of cash in exchange for Notes pursuant to the exercise of a Fundamental Change Purchase Right or conversion right.

This summary is based on the Code, and regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

As used in this Notice, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. As used in this Notice, a “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF NOTES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERTING NOTES PURSUANT TO THEIR CONVERSION RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS NOTICE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Disposition of a Note. A disposition of a Note by a U.S. Holder pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussions under “—Accrued Interest” and “—Market Discount” below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of consideration received upon such disposition (other than amounts attributable to accrued but unpaid interest, as described under “—Accrued Interest” below), and the U.S. Holder’s adjusted tax basis in the Note. In the case of a disposition pursuant to a Fundamental Change Purchase Right, the consideration will equal the amount of cash received by the U.S. Holder. In the case of a conversion, the consideration received will equal the sum of the amount of cash received and the fair market value of the Endo Shares received (determined on the date of conversion). Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder. If a U.S. Holder has elected to include “market discount” (as described below) in income as it accrues, then the U.S. Holder’s tax basis in a Note will be increased by any market discount previously included in gross income. If a U.S. Holder purchased a Note for an amount greater than its principal amount, then the U.S. Holder’s tax basis in the Note will be decreased by the amount of any such excess that the U.S. Holder has elected to offset against interest income as amortizable bond premium.

Accrued Interest. Amounts received by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights that are attributable to accrued and unpaid interest will be taxable to the U.S. Holder as ordinary interest income, to the extent that such interest has not been previously included in income.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the exercising U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeded the U.S. Holder’s tax basis in that Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the Paying Agent and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

The following discussion applies only to non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by the non-U.S. Holder in respect of a Note at any time is effectively connected with the conduct of a U.S. trade or business.

Disposition of a Note. Subject to the discussions under “—Accrued Interest” above and “—Backup Withholding and Information Reporting” below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights, unless the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. If a non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the sale of a Note and certain other requirements are met, then such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any realized gain on the disposition of a Note, net of certain capital losses, if any.

Accrued Interest. Subject to the discussion under “—Backup Withholding and Information Reporting” below, amounts paid to a non-U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights that are allocable to accrued and unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax, provided that:

(i)	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)	the non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership; and

(iii)	either (1) the non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (2) the non-U.S. Holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Department of the Treasury regulations.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on the Notes. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with payment of the proceeds from the disposition of the Notes and the non-U.S. Holder may be subject to U.S. backup withholding on payments attributable to accrued but unpaid interest on the Notes or on the proceeds from the disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on accrued interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Non-Exercising Holders

A Holder that does not exercise its Fundamental Change Purchase Right or conversion rights with respect to a Note (i.e. a Holder that does not dispose of the Note) generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company pursuant to this Notice.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

13. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

As described in “Section 7—Plans or Proposals of the Company” above, after the consummation of the Merger, the Company Common Stock ceased trading on NASDAQ. The Company currently intends to file a Form 15 with the SEC to terminate the registration of the Company Common Stock under the Exchange Act and suspend its reporting obligations under Section 15(d) of the Exchange Act. The Company expects the termination of registration to become effective on or around February 10, 2015.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Purchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the Second Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file and which is filed by Endo with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

Auxilium:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 28, 2014;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 5, 2014, for the quarterly period ended June 30, 2014, filed with the SEC on August 7, 2014, and for the quarterly period ended September 30, 2014, filed with the SEC on October 30, 2014;

•	the Company’s Current Reports on Form 8-K, filed on November 12, 2013, November 14, 2013 and January 24, 2014 (including all exhibits attached thereto); the Company’s Current Reports on Form 8-K, filed with the SEC on February 24, 2014 (information responsive to Item 5.02 only); May 22, 2014; June 2, 2014 (information responsive to Item 5.02 only); June 5, 2014; June 11, 2014 (information responsive to Item 1.01 only); June 26, 2014 (information responsive to Items 1.01 and 5.02 only); August 5, 2014; August 11, 2014 (information responsive to Item 5.02 only); August 18, 2014 (information responsive to Item 1.01 only); August 21, 2014; September 17, 2014 (information responsive to Items 1.01, 3.03 and 8.01 only); September 22, 2014 (information responsive to Items 8.01 only); September 22, 2014 (information responsive to Item 1.01 only); October 9, 2014 (information responsive to Items 1.01, 1.02, 3.03 and 8.01 only); November 12, 2014; November 19, 2014 (both reports); December 12, 2014; December 19, 2014; January 16, 2015; January 21, 2015; January 27, 2015; January 29, 2015; and January 30, 2015

•	all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date;

•	the Indenture, dated January 30, 2013, between the Company and the Trustee, filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on January 31, 2013;

•	the First Supplemental Indenture, dated January 30, 2013, between the Company and the Trustee, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 31, 2013; and

•	the Second Supplemental Indenture, dated January 29, 2015, between the Company, Endo and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K/A, filed with the SEC on January 30, 2015;

Endo:

•	Endo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 3, 2014;

•	Endo’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 9, 2014, for the quarterly period ended June 30, 2014, filed with the SEC on August 4, 2014, and for the quarterly period ended September 30, 2014, filed with the SEC on November 10, 2014;

•	Endo’s Current Reports on Form 8-K, filed with the SEC on January 9, 2014; January 21, 2014; February 19, 2014; March 3, 2014; February 28, 2014; March 13, 2014; March 28, 2014; April 9, 2014; April 14, 2014; April 15, 2014; April 16, 2014; April 17, 2014; April 30, 2014; May 1, 2014 (first report and third report); May 7, 2014; May 8, 2014; June 10, 2014; June 13, 2014; June 25, 2014 (both reports); June 26, 2014; June 27, 2014; July 1, 2014; July 31, 2014; August 4, 2014; September 16, 2014; September 30, 2014; October 9, 2014; January 8, 2015; January 15, 2015; January 20, 2015 (all three); January 21, 2015; January 27, 2015; January 29, 2015; and January 30, 2015

•	all documents filed with (but not furnished to) the SEC by Endo pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date; and

•	Indenture, dated January 27, 2015, among Endo Limited, Endo Finance LLC, Endo Finco Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

For more information about the Merger, you should review the definitive proxy statement/prospectus, filed by the Company with the SEC on December 24, 2014. A copy of the Merger Agreement is included as Exhibit A to such definitive proxy statement/prospectus.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

14. No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any persons to make solicitations or recommendations in connection with the Fundamental Change Purchase Right.

15. Conflicts. In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, Endo, HoldCo or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

[SIGNATURE PAGE FOLLOWS.]

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Suketu P. Upadhyay
Executive Vice President and Chief Financial Officer

[Signature Page to 1.50% Fundamental Change Company Notice]

ANNEX A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

AND DIRECTORS OF AUXILIUM

The table below sets forth information about our executive officers and directors as of February 3, 2015. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
Rajiv De Silva	President and Chief Executive Officer and Director
Suketu P. Upadhyay	Executive Vice President and Chief Financial Officer and Director
Caroline B. Manogue	Executive Vice President, Chief Legal Officer & Secretary
Laurence S. Smith	Senior Vice President, Tax
Karen A. Wallace	Senior Vice President and Treasurer
Guy T. Donatiello	Senior Vice President, Intellectual Property
Daniel A. Rudio	Vice President, Controller and Chief Accounting Officer
John Talton	Vice President, Tax
Deanna Voss	Assistant Secretary

The business address of each executive officer and director is c/o Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, Pennsylvania 19087, and their respective business telephone number at such address is (484) 321-5900.